EXHIBIT 23.1

Consent of Independent Auditors

To the Plan Administrator of

PepsiCo Puerto Rico 1165(e) Plan:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-56524 pertaining to the PepsiCo Puerto Rico 1165(e) Plan) of PepsiCo, Inc. of our report dated June 26, 2003 relating to the statements of net assets available for plan benefits of the PepsiCo Puerto Rico 1165(e) Plan as of December 31, 2002 and 2001 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report of the PepsiCo Puerto Rico 1165(e) Plan on Form 11-K.

New York, New York	/s/ KPMG LLP
June 27, 2003